Impax Reports Second Quarter 2016 Financial Results

— Second Quarter 2016 Revenue of $173 Million —
— GAAP Loss Per Share of $0.04 and Adjusted Diluted EPS of $0.21—
— Company Updates Full Year 2016 Financial Guidance —
— Company Announces Positive Results from Phase 2a Study of IPX203 as a Potential Treatment for Parkinson’s Disease —

HAYWARD, Calif., August 9, 2016 – Impax Laboratories, Inc. (NASDAQ: IPXL), a specialty pharmaceutical company, today reported second quarter 2016 financial results for the quarter ended June 30, 2016.

•
Total revenues in the second quarter 2016 declined 19% to $172.6 million, compared to $214.2 million in the prior year period. The decrease was primarily due to a 30% reduction in Generics division revenues which includes the impact of an approximate $15.0 million shelf-stock adjustment as a result of competition on diclofenac sodium gel 3% (Solaraze®) and metaxalone (Skelaxin®), as well as lower sales of mixed amphetamine salts (Adderall XR®) partially offset by a 29% increase in Specialty Pharma division revenues.

•
On a GAAP basis, the Company recorded a per share loss of $0.04, compared to a loss of $0.03 per share in the prior year period. Adjusted diluted earnings per share (adjusted EPS) for the second quarter 2016 declined 38% to $0.21, compared to adjusted EPS of $0.34 in the prior year period.

•	Cash and cash equivalents increased $26.5 million to $366.8 million as of June 30, 2016, compared to $340.4 million as of December 31, 2015.

“Our second quarter results reflect the unexpected and rapid decline in sales of diclofenac and metaxalone as a result of additional competition,” said Fred Wilkinson, President and Chief Executive Officer of Impax. “In particular, the change in the diclofenac market quickly moved us from an exclusive supplier position to a five competitor market. Unfortunately, the swiftness of the change in both of these product markets combined with lower sales of mixed amphetamine salts, more than offset solid growth from our epinephrine auto-injector and oxymorphone products, as well as growth in sales across our Specialty Pharma portfolio.”

“Last week we completed the acquisition of the generic product portfolio from Teva Pharmaceutical Industries Ltd. and its affiliates and initiated commercialization activities. A majority of the marketed products have growth potential, an attractive margin profile and match up well with our current portfolio. In addition, our acquisition of the full commercial rights to generic Concerta® provides an additional opportunity to add another valuable launch and accentuates the strength of our internal R&D program. Following the close of the acquisition, we continue to have the financial resources and flexibility to invest in organic growth as well as judiciously pursue external growth opportunities that can strengthen our portfolio and create long-term stockholder value.”

“While the addition of these acquired products will partially offset the recent decline in Generics division revenues, we are revising our full-year financial expectations due to the five week delay in closing the transaction, further deterioration in the diclofenac market, delay in recapturing generic Adderall XR share, delay in supply of a third-party generic product and deferred timing of certain targeted 2016 generic product launches. As a result of these recent developments, we have revised our full year 2016 forecast. We currently expect adjusted EPS to be between $1.57 and $1.70, compared to $1.45 in 2015.”

Business Segment Information

The Company has two reportable segments, the Impax Generics division (generic products and services) and the Impax Specialty Pharma division (brand products and services) and does not allocate general corporate services to either segment. All information presented is on a GAAP basis unless otherwise noted.

Impax Generics Division Information
(Unaudited, amounts in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenues:
Impax Generics Product sales, net	$119,953	$171,273	$287,137	$297,232
Rx Partner	1,669	2,579	4,504	4,818
Other revenues	73	827	133	1,370
Total revenues	121,695	174,679	291,774	303,420
Cost of revenues	84,339	110,767	194,461	186,880
Gross profit	37,356	63,912	97,313	116,540
Operating expenses:
Selling, general and administrative	1,565	7,284	6,339	11,570
Research and development	17,089	12,891	31,684	23,754
Patent litigation expense	155	1,332	269	2,110
Total operating expenses	18,809	21,507	38,292	37,434
Income from operations	$18,547	$42,405	$59,021	$79,106

Gross margin	30.7%	36.6%	33.4%	38.4%
Adjusted gross profit (a)	$48,945	$75,215	$115,760	$133,483
Adjusted gross margin (a)	40.2%	43.1%	39.7%	44.0%

(a) Adjusted gross profit is calculated as total revenues less adjusted cost of revenues. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues. Refer to the "Non-GAAP Financial Measures" for a reconciliation of GAAP to non-GAAP items.

Total revenues for the Impax Generics division decreased 30.3% to $121.7 million in the second quarter 2016, compared to $174.7 million in the prior year period. The decrease was primarily due to the impact of competition on metaxalone and diclofenac, as well as lower revenue from sales of mixed amphetamine salts. During the second quarter 2016, the Company recorded shelf-stock adjustments totaling approximately $15.0 million on diclofenac and metaxalone as a result of a decline in price.

Gross margin in the second quarter 2016 decreased to 30.7%, compared to gross margin of 36.6% in the prior year period. Adjusted gross margin in the second quarter 2016 decreased to 40.2%, compared to adjusted gross margin of 43.1% in the prior year period. The decrease in gross margin and adjusted gross margin was primarily due to the impact of the $15.0 million shelf-stock adjustment, as noted above.

Total operating expenses in the second quarter 2016 decreased $2.7 million to $18.8 million, compared to $21.5 million in the prior year period, primarily due to a decrease in selling, general and administrative expenses partially offset by an increase in research and development (R&D) expenses.

Impax Specialty Pharma Division Information
(Unaudited, amounts in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenues:
Impax Specialty Pharma Product sales, net	$50,895	$39,275	$106,324	$53,403
Other revenues	-	228	-	455
Total revenues	50,895	39,503	106,324	53,858
Cost of revenues	15,267	18,564	28,063	26,313
Gross profit	35,628	20,939	78,261	27,545
Operating expenses:
Selling, general and administrative	16,133	12,912	29,951	27,768
Research and development	4,657	4,104	9,084	8,203
Patent litigation expense	1,774	162	2,979	344
Total operating expenses	22,564	17,178	42,014	36,315
Income (loss) from operations	$13,064	$3,761	$36,247	$(8,770)

Gross margin	70.0%	53.0%	73.6%	51.1%
Adjusted gross profit (a)	$43,044	$31,837	$89,320	$41,362
Adjusted gross margin (a)	84.6%	80.6%	84.0%	76.8%

(a) Adjusted gross profit is calculated as total revenues less adjusted cost of revenues. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues. Refer to the "Non-GAAP Financial Measures" for a reconciliation of GAAP to non-GAAP items.

Total revenues for the Impax Specialty Pharma division increased $11.4 million to $50.9 million in the second quarter 2016, compared to $39.5 million in the prior year period. The increase is primarily due to the launch of Rytary® in April 2015 and increased sales from the Company’s anthelmintic product franchise.

Gross margin in the second quarter 2016 increased to 70.0%, compared to 53.0% in the prior year period. Adjusted gross margin in the second quarter 2016 increased to 84.6%, compared to adjusted gross margin of 80.6% in the prior year period, primarily due to increased product sales as noted above.

Total operating expenses in the second quarter 2016 increased $5.4 million to $22.6 million, compared to $17.2 million in the prior year period, primarily due to higher selling, general and administrative expense as a result of the sales force expansion and higher patent litigation expense.

Corporate and Other Information
(Unaudited, amounts in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
General and administrative expenses	$27,210	$28,113	$52,916	$59,131
Unallocated corporate expenses	$(27,210)	$(28,113)	$(52,916)	$(59,131)

General and administrative expenses in the second quarter 2016 decreased $0.9 million to $27.2 million, compared to $28.1 million in the prior year period. The decrease was principally driven by Tower acquisition related costs included in the prior year period for which there were no comparable amounts in the current period.

Interest expense in the second quarter 2016 was $8.5 million, an increase of $1.5 million compared to the prior year period, which was entirely attributable to interest expense incurred on the Company’s outstanding 2% convertible senior notes due June 2022. Of the $8.5 million of interest expense, $3.0 million was cash and $5.5 million was non-cash accretion of debt discount attributable to deferred financing costs and bifurcation of the conversion option of the convertible notes.

2016 Financial Guidance

The Company’s full year 2016 financial guidance has been updated as of August 9, 2016, as noted below. The Company’s full year 2016 estimates are based on management’s current expectations, including with respect to prescription trends, pricing levels, inventory levels, and the anticipated timing of future product launches and events. The 2016 guidance assumes 12 to 14 generic product launches including six to eight new generic product approvals.

The Company does not provide forward-looking diluted earnings per share and related guidance metrics as outlined below on a GAAP basis as certain financial information, such as the amortization of recently acquired intangible assets, restructuring and impairment charges and other items used to determine such measures are not available and cannot be reasonably estimated. The following statements are forward looking and actual results could differ materially depending on market conditions and the factors set forth under “Safe Harbor” below.

•	UPDATED - Total Company revenues of approximately $900 million to $940 million (previously an increase of at least 15% over full year 2015 total revenue of $860 million).

•	Adjusted gross margins as a percent of total revenue are expected to be in the low 50% range.

•	Adjusted research and development expenses, including patent litigation expenses, across the generic and brand divisions of approximately $100 million to $105 million.

•	UPDATED - Adjusted selling, general and administrative expenses of approximately $190 million to $200 million (previously $200 million to $210 million).

•	UPDATED - Adjusted interest expense of approximately $18 million (previously approximately $20 million).

•	Capital expenditures of approximately $40 million.

•	UPDATED - Adjusted EPS of approximately $1.57 to $1.70 per diluted share (previously an increase of at least 20% over full year 2015 adjusted diluted EPS of $1.45).

•
Effective tax rate of approximately 34% to 36% on a GAAP basis. The Company anticipates that its GAAP effective tax rate may experience volatility as the Company’s tax benefits may be high compared to the Company’s operating income or loss.

IPX203 Phase 2a Study Results
The Company recently completed the Phase 2a study of IPX203, a new extended-release oral capsule formulation of carbidopa and levodopa (CD-LD), as a potential treatment for symptoms of Parkinson’s disease. The results of the interim analysis showed that IPX203 exhibited a statistically significant improvement in the reduction of “off” time compared to both immediate-release CD-LD and Rytary. After demonstrating statistical significance on clinical parameters with 21 patients, the Company terminated enrollment in the Phase 2a single dose study early.

Mr. Wilkinson said: “IPX203 is designed to further improve symptom management for patients with Parkinson’s disease and further increase the efficiency of levodopa delivery. Improving patients’ symptoms is an important intermediate step until a cure can be developed for this chronic, debilitating disease. We are currently enrolling study centers from the completed single dose study to a Phase 2b multiple dose study of IPX203 in patients with advanced Parkinson’s disease.”

The Phase 2a study of IPX203 was a randomized, crossover, single-dose, rater-blinded pharmacodynamics study. IPX203 incorporates a proprietary new technology applied to CD-LD, and was studied in patients with advanced Parkinson’s disease. The study measured “on” time (the time when a Parkinson’s patient’s motor symptoms are under control), the change from pre-dose in the Movement Disorder Society version of the Unified Parkinson’s Disease Rating Scale (MDS-UPDRS) Part III (motor skills), and investigator assessment of motor state. The results of the study showed that IPX203 had approximately one hour of additional “on” time with non-troublesome dyskinesia compared to Rytary and 2.5 hours compared to immediate-release CD-LD. The study also showed a statistically significant improvement in MDS-UPDRS Part III scores and a corresponding improvement in investigator’s assessment of subject motor state. IPX203 was generally well tolerated and no unexpected treatment-related adverse events were reported.

Conference Call Information

The Company will host a conference call with a slide presentation on August 9, 2016 at 8:30 a.m. ET to discuss its results. The call and presentation can also be accessed via a live Webcast through the Investor Relations section of the Company’s Web site, www.impaxlabs.com. The number to call from within the United States is (877) 356-3814 and (706) 758-0033 internationally. The conference ID is 46365644. A replay of the conference call will be available shortly after the call for a period of seven days. To access the replay, dial (855) 859-2056 (in the U.S.) and (404) 537-3406 (international callers).

About Impax Laboratories, Inc.

Impax Laboratories, Inc. (Impax) is a specialty pharmaceutical company applying its formulation expertise and drug delivery technology to the development of controlled-release and specialty generics in addition to the development of central nervous system disorder branded products. Impax markets its generic products through its Impax Generics division and markets its branded products through the Impax Specialty Pharma division. Additionally, where strategically appropriate, Impax develops marketing partnerships to fully leverage its technology platform and pursues partnership opportunities that offer alternative dosage form technologies, such as injectables, nasal sprays, inhalers, patches, creams, and ointments. For more information, please visit the Company's Web site at: www.impaxlabs.com.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

To the extent any statements made in this news release contain information that is not historical; these statements are forward-looking in nature and express the beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause the Company’s future results, performance, or achievements to differ significantly from the results, performance, or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to: fluctuations in revenues and operating income; the Company’s ability to successfully develop and commercialize pharmaceutical products in a timely manner; reductions or loss of business with any significant customer; the substantial portion of the Company’s total revenues derived from sales of a limited number of products; the impact of consolidation of the Company’s customer base; the impact of competition; the Company’s ability to sustain profitability and positive cash flows; any delays or unanticipated expenses in connection with the operation of the Company’s manufacturing facilities; the effect of foreign economic, political, legal, and other risks on the Company’s operations abroad; the uncertainty of patent litigation and other legal proceedings; the increased government scrutiny on the Company’s agreements with brand pharmaceutical companies; product development risks and the difficulty of predicting FDA filings and approvals; consumer acceptance and demand for new pharmaceutical products; the impact of market perceptions of the Company and the safety and quality of the Company’s products; the Company’s determinations to discontinue the manufacture and distribution of certain products; the Company’s ability to achieve returns on its investments in research and development activities; changes to FDA approval requirements; the Company’s ability to successfully conduct clinical trials; the Company’s reliance on third parties to conduct clinical trials and testing; the Company’s lack of a license partner for commercialization of NUMIENTTM (IPX066) outside of the United States; impact of illegal distribution and sale by third parties of counterfeits or stolen products; the availability of raw materials and impact of interruptions in the Company’s supply chain; the Company’s policies regarding returns, allowances and chargebacks; the use of controlled substances in the Company’s products; the effect of current economic conditions on the Company’s industry, business, results of operations and financial condition; disruptions or failures in the Company’s information technology systems and network infrastructure caused by third party breaches or other events; the Company’s reliance on alliance and collaboration agreements; the Company’s reliance on licenses to proprietary technologies; the Company’s dependence on certain employees; the Company’s ability to comply with legal and regulatory requirements governing the healthcare industry; the regulatory environment; the effect of certain provisions in the Company’s government contracts; the Company’s ability to protect its intellectual property; exposure to product liability claims; risks relating to goodwill and intangibles; changes in tax regulations; the Company’s ability to manage growth, including through potential acquisitions and investments; the risks related to the Company’s acquisitions of or investments in technologies, products or businesses; the restrictions imposed by the Company’s credit facility and indenture; the Company’s level of indebtedness and liabilities and the potential impact on cash flow available for operations; uncertainties involved in the preparation of the Company’s financial statements; the Company’s ability to maintain an effective system of internal control over financial reporting; the effect of terrorist attacks on the Company’s business; the location of the Company’s manufacturing and research and development facilities near earthquake fault lines; expansion of social media platforms and other risks described in the Company’s periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as to the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, regardless of whether new information becomes available, future developments occur or otherwise.

Company Contact:
Mark Donohue
Investor Relations and Corporate Communications
(215) 558-4526
www.impaxlabs.com

Impax Laboratories, Inc.
Consolidated Statements of Operations
(Unaudited, amounts in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenues:
Impax Generics, net	$121,695	$174,679	$291,774	$303,420
Impax Specialty Pharma, net	50,895	39,503	106,324	53,858
Total revenues	172,590	214,182	398,098	357,278
Cost of revenues	99,606	129,331	222,524	213,193
Gross profit	72,984	84,851	175,574	144,085
Operating expenses:
Selling, general and administrative	44,908	48,309	89,206	98,469
Research and development	21,746	16,995	40,768	31,957
Patent litigation expense	1,929	1,494	3,248	2,454
Total operating expenses	68,583	66,798	133,222	132,880
Income from operations	4,401	18,053	42,352	11,205
Other expense, net:
Interest expense	(8,454)	(6,953)	(16,785)	(10,928)
Interest income	340	294	673	578
Reserve for Turing receivable	-	-	(48,043)	-
Loss on debt extinguishment	-	(16,903)	-	(16,903)
Other, net	(237)	961	359	795
Loss before income taxes	(3,950)	(4,548)	(21,444)	(15,253)
Benefit from income taxes	(1,249)	(2,696)	(8,335)	(7,068)
Net loss	$(2,701)	$(1,852)	$(13,109)	$(8,185)

Net loss per share:
Basic	$(0.04)	$(0.03)	$(0.18)	$(0.12)
Diluted	$(0.04)	$(0.03)	$(0.18)	$(0.12)

Weighted-average common shares outstanding:
Basic	71,100,123	69,338,789	70,882,759	69,154,357
Diluted	71,100,123	69,338,789	70,882,759	69,154,357

Impax Laboratories, Inc.
Condensed Consolidated Balance Sheets
(Unaudited, amounts in thousands)

	June 30,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$366,846	$340,351
Accounts receivable, net	237,454	324,451
Inventory, net	148,079	125,582
Prepaid expenses and other assets	24,339	31,689
Total current assets	776,718	822,073
Property, plant and equipment, net	223,475	214,156
Intangible assets, net	581,791	602,020
Goodwill	208,382	210,166
Deferred income taxes	597	315
Other non-current assets	58,973	73,757
Total assets	$1,849,936	$1,922,487

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$252,328	$261,036
Accrued profit sharing and royalty expenses	13,620	65,725
Total current liabilities	265,948	326,761
Long-term debt, net	435,265	424,595
Deferred income taxes	38,172	72,770
Other non-current liabilities	37,161	35,952
Total liabilities	776,546	860,078
Total stockholders' equity	1,073,390	1,062,409
Total liabilities and stockholders' equity	$1,849,936	$1,922,487

Impax Laboratories, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited, amounts in thousands)

	Six Months Ended
	June 30,
	2016	2015
Cash flows from operating activities:
Net loss	$(13,109)	$(8,185)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	36,419	29,786
Non-cash interest expense	10,714	928
Share-based compensation expense	15,662	13,559
Tax impact related to the exercise of employee stock options and restricted stock	(540)	(4,319)
Deferred income taxes - net and uncertain tax positions	(21,294)	(9,464)
Accrued profit sharing and royalty expense, net of payments	(52,105)	20,236
Provision for inventory reserves	9,300	(6,597)
Intangible asset impairment charges	2,491	-
Reserve for Turing receivable	48,043	-
Loss on debt extinguishment	-	16,903
Other	(144)	(535)
Changes in assets and liabilities which used cash	(11,654)	(84,897)
Net cash provided by (used in) operating activities	23,783	(32,585)
Cash flows from investing activities:
Payment for acquisition, net of cash acquired	-	(697,183)
Proceeds from sale of intangible assets acquired and immediately divested	-	4,000
Purchases of property, plant and equipment	(20,512)	(8,482)
Proceeds from sale of property, plant and equipment	1,346	-
Payments for licensing agreements	(3,500)	(5,550)
Proceeds from repayment of Tolmar loan	15,000	-
Maturities of short-term investments	-	200,064
Net cash used in investing activities	(7,666)	(507,151)
Cash flows from financing activities:
Proceeds from sale of convertible notes	-	600,000
Proceeds from issuance of term loan	-	435,000
Repayment of term loan	-	(435,000)
Payment of deferred financing fees	-	(36,440)
Purchase of bond hedge derivative asset	-	(147,000)
Proceeds from sale of warrants	-	88,320
Proceeds from exercise of stock options and ESPP	9,178	5,383
Tax impact related to the exercise of employee stock options and restricted stock	540	4,319
Net cash provided by financing activities	9,718	514,582
Effect of exchange rate changes on cash and cash equivalents	660	572
Net increase (decrease) in cash and cash equivalents	26,495	(24,582)
Cash and cash equivalents, beginning of period	340,351	214,873
Cash and cash equivalents, end of period	$366,846	$190,291

Impax Laboratories, Inc.
Non-GAAP Financial Measures

Adjusted net income, adjusted net income per diluted share, EBITDA, adjusted EBITDA, adjusted cost of revenues, adjusted research and development expenses and adjusted selling, general and administrative expenses are not measures of financial performance under generally accepted accounting principles (GAAP) and should not be construed as substitutes for, or superior to, GAAP net loss, GAAP net loss per diluted share, GAAP cost of revenues, GAAP research and development expenses and GAAP selling, general and administrative expenses as a measure of financial performance. However, management uses both GAAP financial measures and the disclosed non-GAAP financial measures internally to evaluate and manage the Company’s operations and to better understand its business. Further, management believes the addition of non-GAAP financial measures provides meaningful supplementary information to, and facilitates analysis by, investors in evaluating the Company’s financial performance, results of operations and trends. The Company’s calculations of adjusted net income, adjusted net income per diluted share, EBITDA, adjusted EBITDA, adjusted cost of revenues, adjusted research and development expenses and adjusted selling, general and administrative expenses, may not be comparable to similarly designated measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment.

The following table reconciles reported net loss to adjusted net income.
(Unaudited, amounts in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Net loss	$(2,701)	$(1,852)	$(13,109)	$(8,185)
Adjusted to add (deduct):
Amortization (a)	12,469	12,622	21,237	16,908
Business development expenses (b)	1,448	3,901	2,216	11,289
Hayward facility remediation costs (c)	-	2,697	-	5,845
Tower acquisition severance (d)	-	-	-	2,411
Philadelphia packaging and distribution restructuring (e)	(191)	2,643	4	2,643
Middlesex manufacturing restructuring (f)	5,213	-	6,586	-
Payments for licensing agreements (g)	-	-	300	-
Fair value of inventory step-up (h)	-	4,239	-	5,363
Ticking Fees (i)	-	-	-	2,317
Non-cash interest expense (j)	5,409	-	10,714	-
Reserve for Turing receivable (k)	-	-	48,043	-
Intangible asset impairment charge (l)	2,491	-	2,491	-
Loss on debt extinguishment (m)	-	16,903	-	16,903
Deferred financing costs (n)	-	749	-	928
Income tax effect	(9,130)	(17,456)	(32,620)	(25,630)
Adjusted net income	$15,008	$24,446	$45,862	$30,792

Adjusted net income per diluted share	$0.21	$0.34	$0.64	$0.43
Net loss per diluted share	$(0.04)	$(0.03)	$(0.18)	$(0.12)

Diluted weighted-average common shares outstanding	71,909	72,551	71,827	72,447

Impax Laboratories, Inc.
Non-GAAP Financial Measures

(a)
Reflects amortization of intangible assets which increased substantially during the first quarter 2016 as compared to the prior year period as a result of the March 2015 acquisition of Tower (including its operating subsidiaries CorePharma LLC and Amedra Pharmaceuticals LLC) and Lineage Therapeutics Inc. Included in “Cost of revenues” on the Consolidated Statements of Operations.

(b)
Professional fees related to business development activities, including Tower integration-related activities. Included in “Selling, general and administrative” expenses on the Consolidated Statements of Operations.

(c)	Remediation costs related to the Hayward, California manufacturing facility. Included in “Cost of revenues” on the Consolidated Statements of Operations.

(d)	Related to the Tower acquisition. Included in “Selling, general and administrative” expense on the Consolidated Statements of Operations.

(e)
Costs related to the closing of the Company’s packaging and distribution facilities in Pennsylvania. Included in “Cost of revenues” and “Other expense, net” on the Consolidated Statements of Operations.

(f)
In March 2016, the Company announced the closure of its Middlesex, New Jersey manufacturing and packaging site and a related reduction in workforce at the site over the following 24 months. Included in “Cost of revenues” on the Consolidated Statements of Operations.

(g)
During the first quarter 2016, the Company made a milestone payment to a third party partner under the terms of a Research and Development Agreement. Included in “Research and development” expense on the Consolidated Statements of Operations.

(h)	Fair value adjustment of inventory as a result of purchase accounting for the Tower acquisition. Included in “Cost of revenues” on the Consolidated Statements of Operations.

(i)
Fees incurred relating to the Company’s $435.0 million term loan with Barclays Bank PLC to lock in the financing terms beginning from the lenders’ commitment of the term loan to the actual allocation of the term loan upon the closing of the Tower transaction. The term loan was subsequently terminated by the Company on June 30, 2015. Included in “Interest expense” on the Consolidated Statements of Operations.

(j)
Related to non-cash accretion of debt discount attributable to deferred financing costs associated with both the $435.0 million term loan and $600.0 million of outstanding 2% convertible senior notes and bifurcation of the conversion option of the convertible notes. Included in “Interest expense” on the Consolidated Statements of Operations.

(k)
The Company recorded a reserve in the amount of $48.0 million representing the full amount of the estimated receivable due from Turing Pharmaceuticals AG as of March 31, 2016, as a result of the uncertainty of the Company collecting the reimbursement amounts owed by Turing. Included on the Consolidated Statements of Operations.

(l)
The Company recorded a $2.5 million impairment charge on intangible assets acquired from the Tower acquisition, of which $1.5 million related to marketed products and was recorded to Cost of Goods Sold and $1.0 million related to an IPR&D product and was recorded to Research and development expense. Included in “Cost of revenues” and “Research and development” expense on the Consolidated Statements of Operations.

(m)
Loss on the extinguishment and repayment of the $435.0 million term loan with Barclays Bank PLC due to the write-off of $16.9 million of deferred financing costs. Included in “Loss on debt extinguishment” on the Consolidated Statements of Operations.

(n)	Amortization of financing costs related to the Company’s $435.0 million term loan with Barclays Bank PLC. Included in “Interest expense” on the Consolidated Statements of Operations.

Impax Laboratories, Inc.
Non-GAAP Financial Measures
(Unaudited, amounts in thousands)

The following table reconciles reported net loss to adjusted EBITDA.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Net loss	$(2,701)	$(1,852)	$(13,109)	$(8,185)
Adjusted to add (deduct):
Interest income	(340)	(294)	(673)	(578)
Interest expense	8,454	6,953	16,785	10,928
Depreciation and amortization	19,195	20,270	34,293	30,714
Income taxes	(1,249)	(2,696)	(8,335)	(7,068)
EBITDA	23,359	22,381	28,961	25,811

Adjusted to add (deduct):
Business development expenses	1,448	3,901	2,216	11,289
Hayward facility remediation costs	-	2,697	-	5,845
Tower acquisition severance	-	-	-	2,411
Philadelphia packaging and distribution restructuring	(191)	2,643	4	2,643
Middlesex manufacturing restructuring	5,213	-	6,586	-
Payments for licensing agreements	-	-	300	-
Fair value of inventory step-up	-	4,239	-	5,363
Reserve for Turing receivable	-	-	48,043	-
Intangible asset impairment charge	2,491	-	2,491	-
Loss on debt extinguishment	-	16,903	-	16,903
Share-based compensation	8,384	7,071	15,662	13,559
Adjusted EBITDA	$40,704	$59,835	$104,263	$83,824

Impax Laboratories, Inc.
Non-GAAP Financial Measures
(Unaudited, amounts in thousands)

The following table reconciles reported cost of revenues, research and development expenses, and selling, general and administrative expenses to adjusted cost of revenues, adjusted gross profit, adjusted gross margin, adjusted research and development expenses, and adjusted selling, general and administrative expenses.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Cost of revenues	$99,606	$129,331	$222,524	$213,193
Adjusted to deduct:
Amortization	12,469	12,622	21,237	16,908
Hayward facility remediation costs	-	2,697	-	5,845
Philadelphia packaging and distribution restructuring	(222)	2,643	138	2,643
Middlesex manufacturing restructuring	5,213	-	6,586	-
Intangible asset impairment charge	1,545	-	1,545	-
Fair value of inventory step-up	-	4,239	-	5,363
Adjusted cost of revenues	$80,601	$107,130	$193,018	$182,434

Adjusted gross profit (a)	$91,989	$107,052	$205,080	$174,844
Adjusted gross margin (a)	53.3%	50.0%	51.5%	48.9%

Research and development expenses	$21,746	$16,995	$40,768	$31,957
Adjusted to deduct:
Payments for licensing agreements	-	-	300	-
Intangible asset impairment charge	946	-	946	-
Adjusted research and development expenses	$20,800	$16,995	$39,522	$31,957

Selling, general and administrative expenses	$44,908	$48,309	$89,206	$98,469
Adjusted to deduct:
Business development expenses	1,448	3,901	2,216	11,289
Tower acquisition severance	-	-	-	2,411
Philadelphia packaging and distribution restructuring	31	-	41	-
Adjusted selling, general and administrative expenses	$43,429	$44,408	$86,949	$84,769

(a)	Adjusted gross profit is calculated as total revenues less adjusted cost of revenues. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues.

Impax Laboratories, Inc.
Non-GAAP Financial Measures
(Unaudited, amounts in thousands)

The following tables reconcile the Impax Generics and Impax Specialty Pharma Divisions reported cost of revenues to adjusted cost of revenues, adjusted gross profit and adjusted gross margin.

Impax Generics Division Information

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Cost of revenues	$84,339	$110,767	$194,461	$186,880
Adjusted to deduct:
Amortization	5,053	5,238	10,178	7,455
Hayward facility remediation costs	-	2,697	-	5,845
Philadelphia packaging and distribution restructuring	(222)	2,643	138	2,643
Middlesex manufacturing restructuring	5,213	-	6,586	-
Intangible asset impairment charge	1,545	-	1,545	-
Fair value of inventory step-up	-	725	-	1,000
Adjusted cost of revenues	$72,750	$99,464	$176,014	$169,937

Adjusted gross profit (a)	$48,945	$75,215	$115,760	$133,483
Adjusted gross margin (a)	40.2%	43.1%	39.7%	44.0%

Impax Specialty Pharma Division Information

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Cost of revenues	$15,267	$18,564	$28,063	$26,313
Adjusted to deduct:
Amortization	7,416	7,384	11,059	9,454
Fair value of inventory step-up	-	3,514	-	4,363
Adjusted cost of revenues	$7,851	$7,666	$17,004	$12,496

Adjusted gross profit (a)	$43,044	$31,837	$89,320	$41,362
Adjusted gross margin (a)	84.6%	80.6%	84.0%	76.8%

(a)	Adjusted gross profit is calculated as total revenues less adjusted cost of revenues. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues.